UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 29, 2008

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction	(IRS Employer
of Incorporation)	Identification Number)

750 Lexington Avenue, New York, New York 10022

(Address of Principal Executive Offices)

(Zip Code)

(212) 754-2233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2008, Scientific Games Corporation (the “Company”) announced that A. Lorne Weil, the Chief Executive Officer and Chairman of the Board of the Company, notified the Company that he would be relinquishing the role of Chief Executive Officer effective January 1, 2009 but continue to serve as Chairman of the Board through at least 2011.  The Company also announced that Joseph R. Wright, Jr., a current member of the Board of Directors, will become Vice Chairman of the Board effective May 1, 2008 and succeed Mr. Weil as Chief Executive Officer effective January 1, 2009.  The Company announced that Michael R. Chambrello, President and Chief Operating Officer, will continue in that role through December 31, 2010.  The Company issued a press release today announcing these matters, a copy of which is attached hereto as Exhibit 99.1.

From July 2006 through April 2008, Mr. Wright, 69, served as Chairman of Intelsat, Ltd., the world’s largest provider of satellite services, and he served as Chief Executive Officer of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006. Mr. Wright was the Chairman of GRC International, Inc. from 1996 to March 2000. He was Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994.  Mr. Wright was a member of President Reagan’s Cabinet as Director of the White House Office of Management and Budget (OMB) from 1988 to 1989 and was Deputy Director of OMB from 1982 to 1988.  Mr. Wright is a director of Terremark Worldwide, Inc. and Federal Signal Corporation.

Mr. Wright ceased serving on the Compensation and Nominating and Corporate Governance Committees at the end of April 2008 in anticipation of his contemplated employment.  At that time, current directors J. Robert Kerrey and Barry F. Schwartz joined the Compensation Committee (replacing Mr. Wright and Eric M. Turner), current director Michael J. Regan joined the Nominating and Corporate Governance Committee and current director Gerald J. Ford became Chairman of the Nominating and Corporate Governance Committee (replacing Mr. Wright).

The Company expects to enter into an employment agreement with Mr. Wright as well as amendments to the employment agreements of Messrs. Weil and Chambrello.  The proposed terms are described below.

Agreement with Mr. Wright

                    The employment agreement with Mr. Wright will have a term ending December 31, 2011 (subject to extension for an additional year at the end of the term and each anniversary thereof unless notice of non-renewal is given at least 90 days prior to the scheduled expiration date). As disclosed above, Mr. Wright will become executive Vice Chairman of the Board of Directors of the Company effective May 1, 2008 and he will succeed Mr. Weil as the Chief Executive Officer of the Company effective January 1, 2009.

Under the agreement, Mr. Wright will receive an annual base salary of $1 million (pro rated for 2008), which will increase to $1.25 million for 2009 and $1.5 million for 2010.  Mr. Wright will also have the opportunity to earn up to 100% of his base salary as incentive compensation upon achievement of target level performance goals for a given year and the opportunity to earn up to 200% of his base salary upon achievement of maximum performance goals for a given year, provided that he will receive a minimum of $666,667 for 2008 (100% of his pro rata base salary) and $500,000 for 2009 as incentive compensation.

The Company awarded sign-on equity awards to Mr. Wright on April 15, 2008 in contemplation of his employment consisting of (i) 500,000 options with an exercise price of $25.69 per share (representing the market value of the Company’s stock on the date of grant) and a ten-year term and (ii) 220,000 restricted stock units, which awards have a four-year vesting schedule (one-quarter vesting on each of the first four anniversaries of the grant date). The awards are subject to forfeiture in the event that Mr. Wright fails to execute an employment agreement with the Company or to the extent the Company’s stockholders do not approve an amendment to the 2003 Incentive Compensation Plan or a new equity compensation plan that provides for a sufficient increase in the number of shares of common stock of the Company available for these grants by the applicable vesting date (in the case of restricted stock units) or the date of exercise (in the case of options).  In addition, beginning in 2009, Mr. Wright will be entitled to receive annual long-term incentive awards (payable in the form of equity or cash) in the discretion of the Compensation Committee (but commensurate with his position as Chief Executive Officer) in accordance with the Company’s applicable plans and programs for senior executives of the Company, provided that he will receive a minimum of 50,000 options and 50,000 restricted stock units in each of 2009 and 2010, which will vest in four equal installments on each of the first four anniversaries of the date of grant. The 2009 and 2010 equity awards are also subject to the approval of the Company’s stockholders of an amendment to the 2003 Incentive Compensation Plan (or a new equity compensation plan) that provides for a sufficient increase in the number of shares of common stock of the Company available for these awards.  If such shares are not available, Mr. Wright would instead receive cash-based awards that provide him with equivalent value of the equity awards.

Mr. Wright will be entitled to participate in all perquisites programs that are made generally available to the Company’s other senior executives (subject to the Company’s right to at any time amend or terminate any such plan or program). Mr. Wright will have use of the Company’s fractional ownership aircraft for personal use that does not interfere with business use, and will reimburse the Company for such personal use based on the Company’s out-of-pocket costs and as otherwise provided in the agreement. The Company will provide Mr. Wright with the use of an automobile and driver.

If Mr. Wright’s employment is terminated by the Company without “cause” (which, for this purpose, includes the Company’s election not to extend the term) or by Mr. Wright for “good reason” (as such terms will be defined in the agreement), then, among other things, he would be entitled to receive: (i) a pro rata portion of the bonus for the then-current fiscal year that would have been payable to Mr. Wright had he remained employed during the entire year; (ii) an amount equal to two and one-half (2.5) times the sum of his base salary and target bonus for the year of termination; (iii) full vesting of his equity awards, which in the case of options would remain exercisable until their scheduled expiration dates; and (iv) reimbursement of monthly COBRA premiums for up to 18 months if Mr. Wright elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.  If Mr. Wright’s employment is terminated by the Company without “cause” or by him for “good reason” in connection with a “change in control” (as such term will be defined in the agreement), he would be entitled to receive the benefits described in the preceding sentence, except that the amount described in clause (ii) would be equal to three (3) times the sum of his base salary and target bonus for the year of termination.  In the event of Mr. Wright’s death or if he is terminated by reason of “total disability” (as such term will be defined in the agreement), he would be entitled to receive, among other things, a pro rata portion of his bonus for the then-current fiscal year and an amount equal to the sum of his base salary and target bonus for such year.  In addition, if Mr. Wright resigns his employment on or after the third anniversary of the agreement (May 1, 2011), he would receive an acceleration of the vesting of his sign-on equity awards and the minimum equity awards described above (which in the case of options, would remain exercisable until their scheduled expiration dates).

Mr. Wright’s employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination.

Amendment to Agreement with Mr. Weil

The amendment to Mr. Weil’s employment agreement will extend the term until December 31, 2011 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof).  In his capacity as Chairman, Mr. Weil will focus on overall strategic and organizational guidance, mergers and acquisitions, new business development and maintaining contacts with key customers and other business partners.

Under the amended agreement, Mr. Weil will continue to receive the compensation and benefits currently provided for under his employment agreement, except that, beginning in 2010, Mr. Weil’s base salary will be reduced to $1 million (subject to an annual inflation adjustment as will be provided in the agreement), he will have an annual target bonus opportunity equal to 100% of his base salary but no maximum bonus opportunity, and his annual formula equity awards in 2010 and 2011 will be in the form of restricted stock units. The vesting of Mr. Weil’s then-outstanding equity awards will accelerate as of December 31, 2009.  Delivery of Mr. Weil’s sign-on equity awards granted in 2006 and 2007 pursuant to his current employment agreement will be deferred until the end of the extended term.

Mr. Weil’s benefits under the Company’s frozen Supplemental Executive Retirement Plan and amounts deferred by Mr. Weil under the Company’s Key Executive Deferred Compensation Plan will be paid to Mr. Weil according to a schedule, with 50% of the total amount to be paid on November 1, 2009, 25% of the amount to be paid on November 1, 2010 and 25% of the amount to be paid on November 1, 2011, subject to deferral under certain circumstances.  Mr. Weil will also receive a payment on July 1, 2011 in an amount equal to his 2009 base salary and target bonus, plus interest on that aggregate amount at a rate of 6% from the 18-month period beginning on January 1, 2010 through the date of payment. Mr. Weil would be entitled to receive the compensation payable under his existing agreement upon the various termination events contemplated in the agreement, except that he will not be entitled to a further base salary and severance bonus payment if his amended agreement is not renewed or Mr. Weil’s employment is terminated without “cause” by the Company or for “good reason” by Mr. Weil under the amended agreement.  The definition of “good reason” will be amended to include the failure of the Company’s stockholders to re-elect Mr. Weil to the Board.

The amended agreement will contain covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination.

Amendment to Agreement with Mr. Chambrello

The amendment to Mr. Chambrello’s employment agreement will extend its term until December 31, 2010 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof).  Under the amended agreement, Mr. Chambrello will continue to receive the compensation and benefits currently provided for under his employment agreement, except that he will have an annual target bonus opportunity equal to 100% of his base salary (increased from 75%) and a maximum bonus opportunity of 200% (increased from 150%) and his annual equity award opportunity will be 150% of his base salary (increased from 120%). It is expected that Mr. Chambrello will be granted sign-on equity awards consisting of 60,000 restricted stock units, of which 12,000 will vest immediately and 48,000 will have a five-year vesting schedule subject to the satisfaction of minimum performance criteria. The sign-on awards would be subject to the approval by the Company’s stockholders of an amendment to the 2003 Incentive Compensation Plan or a new equity compensation plan that provides for a sufficient increase in the number of shares of common stock of the Company available for these grants by the applicable vesting date.

Mr. Chambrello’s amended agreement would include accelerated vesting of his equity awards upon a termination of his employment due to death or disability or by the Company without “cause” or by Mr. Chambrello for “good reason” (including in connection with a “change of control” (as defined in the agreement)). The definition of “good reason” in Mr. Chambrello’s amended agreement would include a material change, adverse to Mr. Chambrello, of his responsibilities or authorities, including his functional independence or operational prerogatives.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated April 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ DeWayne E. Laird
		Name:	DeWayne E. Laird
		Title:	Vice President and Chief Financial Officer

Date: April 29, 2008

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated April 29, 2008.